AMENDMENT AGREEMENT NO. 3

This Amendment Agreement No. 3 (“Amendment Agreement”) is made as of this 25th day of June, 2009, by and between TIFF Investment Program, Inc., a Maryland corporation (“TIP”), for the account of its TIFF Multi-Asset Fund (the “Fund”), and Wellington Management Company, LLP, a Massachusetts limited liability partnership (the “Manager”).

WHEREAS, TIP and the Manager entered into a money manager agreement  dated as of December 30, 1994, as amended September 14, 1999 and July 15, 2003 (the “Money Manager Agreement”); and

WHEREAS, TIP and the Manager desire to amend the Money Manager Agreement as set forth below.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	General. All references in the Money Manager Agreement to Foundation Advisers, Inc. or FAI shall be changed to TIFF Advisory Services, Inc. or TAS, respectively.

2.	Managed Assets. Section 1 of the Money Manager Agreement is hereby amended by adding the following language at the end of that section:

“In addition, the Manager may elect from time to time to make use of other available fund assets in addition to the Managed Assets (the principal amount of such other fund assets, irrespective of any gains or losses on such assets, shall be referred to as “Additional Assets”) for investment purposes, for collateral purposes, or for such other purposes as shall be agreed from time to time by the Manager and the Fund or TAS.  If so determined by the Fund or TAS, the Additional Assets shall bear interest at a rate to be agreed by TAS and the Manager from time to time.  In addition, if so determined by the Fund or TAS, any accrued interest on such Additional Assets that remains unpaid after the close of a month-end, shall bear interest at a rate to be agreed by TAS and the Manager from time to time.  The Additional Assets shall be returned, and any accrued interest shall be paid, to the Fund promptly upon request or otherwise in accordance with the terms or procedures set by the Fund or TAS.   The Additional Assets, and all gains or losses on the Additional Assets, shall be deemed to be Managed Assets for all purposes under this Agreement; provided, however, that for purposes of calculating the Management Fee payable to the Manager pursuant to Section 6 of this Agreement and Schedule I, the Additional Assets shall be excluded from Managed Assets.”   The Fund and TAS agree that they are solely responsible for ensuring that the arrangement described in this subsection complies with Section 18(f) of the Investment Company Act of 1940 (the “1940 Act”) as interpreted by the U.S. Securities and Exchange Commission or its staff.  Manager shall not be held liable for any damage or loss resulting from any finding that this arrangement violates any provision of the 1940 Act.

3.	Selection of Brokers. Section 5(a) of the Money Manager Agreement, Selection of Brokers, is hereby amended by adding the following language at the end of that section:

“In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.”

4.	Management Fees; Expenses. Section 6(a) of the Money Manager Agreement is hereby deleted and replaced in its entirety with the following:

“(a)           Management Fees.  Schedule I attached hereto sets out the fees to be paid by the Fund to the Manager by the tenth business day of the following month in connection with this Agreement.  The applicable fee rate will be applied to the average daily net assets (gross of expenses except any interest accrued in respect of Additional Assets) of the Managed Assets (exclusive of the Additional Assets), computed as described in the Fund’s Registration Statement, pursuant to this Agreement.”

5.	Notices. The address for providing notices to TIP pursuant to Section 12 of the Money Manager Agreement is hereby amended as follows:

TIFF Investment Program, Inc.
c/o TIFF Advisory Services, Inc.
Four Tower Bridge
200 Barr Harbor Drive, Suite 100
W. Conshohocken, PA   19428
Attn:  General Counsel
Fax: 610-684-8080

6.	Applicable Law. Section 15 of the Money Manager Agreement is hereby amended by replacing “Commonwealth of Virginia” with “Commonwealth of Pennsylvania.”

7.	Partnership Status. A new Section 16 shall be added to the Money Manager Agreement as follows:

“16.  Partnership Status

The Manager shall notify TIP of any additions to or withdrawals of partners from the Manager within a reasonable time after such additions or withdrawals but no less frequently than annually.”

8.	Confidential Information. A new Section 17 shall be added to the Money Manager Agreement as follows:

“17.  Confidential Information

Any information or recommendations supplied by any party to this Money Manager Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”).

No party may use or disclose to others Confidential Information about another party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party.  Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the money manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.”

9.	Schedule I. Schedule I to the Money Manager Agreement is hereby deleted and replaced in its entirety with the Schedule I attached hereto.

10.
Miscellaneous.  Except as amended hereby, the Money Manager Agreement shall remain in full force and effect.  This Amendment Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Money Manager Agreement.

IN WITNESS WHEREOF, each party hereto has caused this Amendment Agreement to be executed by its duly authorized officer as of the date and year first written above.

TIFF Investment Program, Inc.	Wellington Management Company, LLP

By:  ___/s/ Tina M. Leiter_________                                                                                     By:  ____/s/ Sarah K. Williamson___

Name:           Tina M. Leiter                                                                           Name: Sarah K. Williamson

Title:           Secretary                                                                Title: Senior Vice President

SCHEDULE I TO THE
MONEY MANAGER AGREEMENT
BETWEEN
TIFF INVESTMENT PROGRAM, INC.
AND
WELLINGTON MANAGEMENT COMPANY, LLP

June 25, 2009

TIFF Investment Program, Inc. agrees, on behalf of TIFF Multi-Asset Fund, to pay Wellington Management Company, LLP for its services pursuant to the Money Manager Agreement at the following annual fee rates.

With respect to that portion of the Managed Assets comprising the global natural resource-related portfolio:

0.45% on the first $50 million of the global natural resource-related portfolio
0.40% on the next $50 million of the global natural resource-related portfolio
0.35% on the remaining assets in the global natural resource-related portfolio

With respect to that portion of the Managed Assets comprising the high yield portfolio:

0.45% on the first $50 million of the high yield portfolio
0.40% on the next $50 million of the high yield portfolio
0.35% on the remaining assets in the high yield portfolio